Exhibit 99.2

Ask Jeeves Announces Completion of Convertible Note Offering

Emeryville, CA — June 4, 2003 — Ask Jeeves, Inc. (Nasdaq: ASKJ) announced today that it closed its sale of $100 million aggregate principal amount of Zero Coupon Convertible Subordinated Notes due June 1, 2008. The initial purchaser has an option to purchase up to an additional $15 million principal amount of Notes, which is exercisable for 30 days from May 29, 2003.

The Notes do not bear interest, have a zero yield to maturity, and are convertible into Ask Jeeves common stock at a conversion price of $16.90 per share, subject to customary antidilution adjustments. Ask Jeeves plans to use the net proceeds for general corporate purposes, including potential future acquisitions.

The Notes and the common stock issuable upon conversion of the Notes have not been registered under the Securities Act of 1933, as amended, or any state securities laws, and may not be offered or sold in the United States absent registration under, or an applicable exemption from, the registration requirements of the Securities Act and applicable state securities laws. This announcement does not constitute an offer to sell these securities nor is it a solicitation of an offer to purchase these securities.

The statements in this release which are not historical facts are forward-looking statements that involve risks and uncertainties, including, but not limited to, market and competitive conditions. Information on risks and factors that could affect Ask Jeeves business and financial results are included in our public filings made with the Securities and Exchange Commission.